Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-239043) and Form S-8 (No. 333-232279) of our report dated March 11, 2019, relating to the consolidated financial statements of Global Medical REIT Inc., appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 8, 2021